Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Accepting Nominations

for the 2003 Real-time Enterprise Awards

Awards will Honor Best Practices in Real-time Data Integration and Resiliency at Transcend 2003 User Conference

TORONTO, CANADA – (February 10th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that nominations are now being accepted for the first annual Real-time Enterprise Awards. The awards recognize companies who have achieved the greatest business impact by transforming their organizations into real-time 24/7 enterprises with DataMirror solutions. These awards will be judged by a panel of industry experts including Rick Whiting, Senior Editor, InformationWeek, Nigel Stokes, CEO, DataMirror, and Kirk Dixon, Executive Vice President, Global Operations, DataMirror. Winners will be announced at Transcend 2003, DataMirror’s annual user conference in Toronto, Canada, June 1-3, 2003.

“Today, every company needs to be a real-time enterprise,” said Nigel Stokes, CEO, DataMirror. “Time and time again, we see companies gain a significant return on investment from their real-time data integration and resiliency projects. The 2003 Real-time Enterprise Awards provide an opportunity to honor the business/IT innovators who are using DataMirror integration and resiliency solutions to gain competitive advantage in the real-time economy. The outstanding implementations, best practices and business results achieved by our customers provide a blueprint for other companies to follow.”

A winner and runner-up will be awarded in two categories: Integration and Resiliency.

The Integration category recognizes outstanding implementations of DataMirror integration software (Transformation Server, Constellar Hub, DB/XML Transform, iDeliver or LiveConnector) and best practices in data distribution, enterprise application integration, e-Business, business intelligence/data warehousing, ERP integration or customer relationship management (CRM). The Resiliency category acknowledges the successful implementation of DataMirror resiliency software (High Availability Suite, iCluster or iReflect) to protect valuable corporate and customer data, enable efficient 24/7 business operations and ensure the availability of data and applications that drive business.

Nominations for the 2003 Real-time Enterprise Awards are due via e-mail or fax by April 15th, 2003. To submit an entry, visit http://www.datamirror.com/rteawards and fill out an entry form. For more information, contact Steve McOrmond at 905-415-0310 ext. 315 or smcormond@datamirror.com.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror solutions including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, Transformation Server, Constellar Hub, DB/XML Transform, LiveConnector, High Availability Suite, iCluster, iDeliver, iReflect and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.